                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement
[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
   6(e)(2))
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form, Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
           2601 SOUTH EASTERN AVENUE, LOS ANGELES, CALIFORNIA 90040

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 14, 1998

                               ----------------

  The Annual Meeting of Shareholders of Certified Grocers of California, Ltd., a California corporation, will be held at the Wyndham Garden Hotel, 5757 Telegraph Road, City of Commerce, California, on April 14, 1998 at 9:00 a.m., for the following purposes:

    1. To elect the fifteen members of the Board of Directors for the ensuing year, twelve by the holders of Class A Shares and three by the holders of Class B Shares.

    2. To transact such other business as may properly come before the meeting.

  The names of the nominees intended to be presented by the Board of Directors for election as Directors for the ensuing year are set forth in the accompanying proxy statement.

  Only shareholders of record at the close of business on February 14, 1998 will be entitled to vote at the meeting.

  All shareholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

                                          By Order of the Board of Directors

                                          Robert M. Ling, Jr.,
                                          Corporate Secretary

February 17, 1998

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
           2601 SOUTH EASTERN AVENUE, LOS ANGELES, CALIFORNIA 90040

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                 INTRODUCTION

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Certified Grocers of California, Ltd. (the "Company") of proxies for use at the Annual Meeting of Shareholders to be held April 14, 1998, or at any adjournment thereof.

  A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a fully executed proxy bearing a later date. A proxy may also be revoked if the shareholder who has executed it is present at the meeting and elects to vote in person.

  Only the holders of Class A Shares of record and the holders of Class B Shares of record at the close of business on February 14, 1998 are entitled to vote at the Annual Meeting. On that date, the Company had 47,500 outstanding Class A Shares and 366,573 Class B Shares.

  On all matters coming before the Annual Meeting, other than the election of directors, each Class A Share is entitled to one vote and, except as may be required by California law, each Class B Share has no vote. California law extends to non-voting shares the right to vote upon certain matters such as certain amendments to the Articles of Incorporation which affect the rights of non-voting shares, certain reorganizations in which other securities are to be issued in exchange for the non-voting securities, and voluntary dissolution. No such matter is proposed to be submitted by management at the Annual Meeting and management is not aware that any such matter will be submitted by any other person.

  These proxy materials were first mailed to shareholders on or about February 17, 1998. The cost of soliciting the proxies, including the printing, handling and mailing of the proxies and related material, will be paid by the Company. Proxies may be solicited by officers and regular employees of the Company by telephone or in person. These persons will receive no additional compensation for their services.

                 SOLICITATION REGARDING ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

  At the Annual Meeting 15 directors (constituting the entire board) are to be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Twelve directors are to be elected by the holders of the Company's Class A Shares and 3 directors are to be elected by the holders of the Company's Class B Shares.

  The following table sets forth certain information concerning the Board of Directors' nominees for election. All of the nominees are currently serving as directors of the Company, except for Mr. Davis and Ms. Song. As of the date of this proxy statement, all nominees have consented to being named herein as nominees and to serve as directors if elected.

                                       AGE AS   YEAR
                                         OF     FIRST    PRINCIPAL OCCUPATION
                 NAME                 12/31/97 ELECTED    DURING LAST 5 YEARS
                 ----                 -------- -------   --------------------
 NOMINEES FOR ELECTION
  BY CLASS A SHARES
 Louis A. Amen.......................    68     1974   President, Super A
                                                       Foods, Inc.
 John Berberian......................    46     1991   President, Berberian
                                                       Enterprises, Inc.,
                                                       operating Jons Markets
 Edmund Kevin Davis..................    44      --    President, Chairman and
                                                       Chief Executive Officer,
                                                       Bristol Farms Markets;
                                                       previously, Senior Vice
                                                       President of Marketing,
                                                       Ralphs Grocery Company
 John T. Fujieki.....................    48     1997   President and Chief
                                                       Operating Officer, Star
                                                       Markets since 1995;
                                                       formerly Senior Vice
                                                       President
 Mark Kidd...........................    47     1992   President, Mar-Val Food
                                                       Stores, Inc.
 Willard R. "Bill" MacAloney.........    62     1981   President and Chief
                                                       Executive Officer, Mac
                                                       Ber, Inc., operating Jax
                                                       Market
 Jay McCormack.......................    47     1993   Owner-Operator, Alamo
                                                       Market; Co-owner, Glen
                                                       Avon Market
 Morrie Notrica......................    68     1988   President and Chief
                                                       Operating Officer, Joe
                                                       Notrica, Inc., operating
                                                       The Original 32nd Street
                                                       Market
 Michael A. Provenzano...............    55     1986   President, Pro & Son's,
                                                       Inc., operating
                                                       Southland Market;
                                                       President, Provo, Inc.
                                                       and President Pro and
                                                       Family, Inc.; formerly
                                                       President, Carlton's
                                                       Market, Inc.
 Gail Gerrard Rice...................    49     1997   Executive Vice
                                                       President, Gerrard's,
                                                       Inc., operating
                                                       Gerrard's Cypress Center
 James R. Stump......................    59     1982   President, Stump's
                                                       Market, Inc.
 Kenneth Young.......................    53     1994   Vice President, Jack
                                                       Young's Super-
                                                       markets; Vice President,
                                                       Bakersfield Food City,
                                                       Inc. dba Young's Markets
 NOMINEES FOR ELECTION
  BY CLASS B SHARES
 Harley J. DeLano....................    60     1995   President, Cala Co.,
                                                       Division of Ralphs
                                                       Grocery Company
 Darioush Khaledi....................    51     1993   Chairman of the Board
                                                       and Chief Executive
                                                       Officer, K.V. Mart Co.,
                                                       operating Top Valu
                                                       Markets and Valu Plus
                                                       Food Warehouse
 Mimi R. Song........................    40      --    President and Chief
                                                       Executive Officer, Super
                                                       Center Concepts, Inc.

VOTING RIGHTS

  Each class of shares is entitled to one vote for each share on those matters with respect to which the class is entitled to vote. However, if any shareholder gives notice of its intention to cumulate its votes in the election of directors, then all shareholders may cumulate their votes in the election of directors. To be effective, such notice

(which need not be written) must be given by the shareholder at the Annual Meeting before any votes have been cast in such election. Under cumulative voting, each holder of Class A Shares may give one nominee a number of votes equal to the number of Class A Shares which the holder is entitled to vote multiplied by the number of directors to be elected by the holders of Class A Shares (12 at this meeting) or the holder may distribute such votes among any or all of the nominees as the holder sees fit. Similarly, the Class B Shares entitled to be voted may be voted cumulatively by the holders of such shares for the 3 directors to be elected by the holders of Class B Shares. Discretionary authority to cumulate votes is solicited. The proxy holders named on the enclosed form of proxy relating to the Annual Meeting have no present intention to give notice of their intention to cumulate votes, but they may elect to do so in the event of a contested election or any presently unexpected circumstances.

  In the election of directors, the nominees receiving the highest number of affirmative votes of the class of shares entitled to be voted for them, up to the number of directors to be elected by such class, will be elected. Under the California Corporations Code, votes against a nominee and votes withheld have no legal effect.

  The proxy holders named on the enclosed form of proxy relating to the Annual Meeting will vote the proxies received by them for the election of the above nominees unless such authority is withheld as provided in the proxy. In the unanticipated event that any nominee should become unavailable for election as a director, the proxies will be voted for any substitute nominee named by the present Board of Directors. In their discretion, the proxy holders may cumulate the votes represented by the proxies received. If additional persons are nominated for election as directors by persons other than the Board of Directors, the proxy holders intend to vote all proxies received by them in such manner in accordance with cumulative voting as will assure the election of as many of the above nominees as possible, with the specific nominees to be voted for to be determined by the proxy holders.

  The Board of Directors recommends a vote "FOR" the election of each of the nominees listed above.

                            PRINCIPAL STOCKHOLDERS

  As of February 14, 1998, no person is known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares of the Company, and the only shareholders known by the Company to own beneficially more than 5% of the outstanding Class B Shares of the Company are Cala Co., Bay Area Warehouse Stores, Inc. and Ralphs Grocery Company, 1100 West Artesia Boulevard, Compton, California 90220 (20,361 Class B Shares or approximately 5.55% of the outstanding Class B Shares) (Cala Co. and Bay Area Warehouse Stores, Inc. are wholly owned by Ralphs Grocery Company which is in turn wholly owned by The Yucaipa Companies, 10000 Santa Monica Boulevard, Los Angeles, California 90067); and Hughes Markets, Inc., 14005 Live Oak Avenue, Irwindale, California 91706 (19,413 Class B Shares or approximately 5.30% of the outstanding Class B Shares).

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth the beneficial ownership of the Company's Class A Shares and Class B Shares, as of February 14, 1998, by each director and nominee, or their affiliated companies, and by all directors and nominees, and their affiliated companies, as a group. No officer of the Company owns shares of any class of the Company's stock.

                                                       SHARES OWNED
                                          --------------------------------------
                                            CLASS A SHARES     CLASS B SHARES
                                          ------------------ -------------------
                NAME AND                   NO.   % OF TOTAL    NO.   % OF TOTAL
           AFFILIATED COMPANY             SHARES OUTSTANDING SHARES  OUTSTANDING
           ------------------             ------ ----------- ------- -----------
Louis A. Amen............................   100     0.21%      9,509    2.59%
 Super A Foods, Inc.
John Berberian...........................   100     0.21%      7,615    2.08%
 Berberian Enterprises, Inc.
Michael Bonfante.........................   100     0.21%     12,614    3.44%
 Nob Hill General Store, Inc.(1)
Edmund Kevin Davis.......................   100     0.21%        485    0.13%
 Briston Farms Markets
Harley DeLano............................   100     0.21%     20,361    5.55%
 Ralphs Grocery Company(2)(3)
John T. Fujieki..........................   100     0.21%      8,380    2.29%
 Star Markets
Roger K. Hughes..........................   100     0.21%     19,413    5.30%
 Hughes Markets, Inc.(1)
Darioush Khaledi.........................   100     0.21%     15,967    4.36%
 K. V. Mart Co.(3)
Mark Kidd................................   100     0.21%      1,950    0.53%
 Mar-Val Food Stores, Inc.
Willard R. "Bill" MacAloney..............   100     0.21%      2,933    0.80%
 Mac Ber, Inc.
Jay McCormack............................   100     0.21%        732    0.20%
 Alamo Market(4)
Morrie Notrica...........................   100     0.21%      9,520    2.60%
 Joe Notrica, Inc.
Michael A. Provenzano....................   100     0.21%        982    0.27%
 Pro & Son's, Inc.
Gail Gerrard Rice........................   100     0.21%      1,414    0.39%
 Gerrard's, Inc.
Mimi R. Song.............................   100     0.21%     16,214    4.42%
 Super Center Concepts, Inc.(3)
James R. Stump...........................   100     0.21%      2,131    0.58%
 Stump's Market, Inc.
Kenneth Young............................   100     0.21%      2,660    0.73%
 Jack Young's Supermarkets(5)
                                          -----     -----    -------   ------
                                          1,700     3.58%    132,880   36.25%
                                          =====     =====    =======   ======

--------
(1) These directors will not stand for election at the Annual Meeting.

(2) These Class B Shares are owned by Ralphs Grocery Company and its affiliates, Cala Co. and Bay Area Warehouse Stores, Inc.

(3) Elected by holders of Class B Shares.

(4) Mr. McCormack also is affiliated with Glen Avon Food, Inc. which owns 100 Class A Shares and 390 Class B Shares (0.11% of the outstanding Class B Shares) and Yucaipa Trading Co., Inc. which owns 100 Class A Shares and 276 Class B Shares (0.08% of the outstanding Class B Shares).

(5) Mr. Young also is affiliated with Bakersfield Food City, Inc. dba Young's Markets which owns 100 Class A Shares and 355 Class B Shares. (0.10% of the outstanding Class B Shares).

                         BOARD MEETINGS AND COMMITTEES

  The Board of Directors of the Company held a total of nine meetings during the fiscal year ended August 30, 1997. Each incumbent director who was in office during such year attended more than 75% of the aggregate of the total number of meetings of the board and the total number of meetings held by those committees of the board on which he served.

  The Company has an Audit Committee which presently consists of director Kenneth Young, Committee Chairman, and directors Darioush Khaledi, Gail Gerrard Rice and Jay McCormack. Louis A. Amen, Chairman of the Board of Directors, is an ex-officio member of the Committee. This Committee, which met two times during the Company's last fiscal year, is primarily responsible for approving and reviewing the services performed by the Company's independent auditors, reviewing the annual results of their audit, and reviewing the Company's accounting practices and system of internal accounting controls.

  The Company has an Executive Compensation Committee which presently consists of director Darioush Khaledi, Committee Chairman, and directors Roger K. Hughes, Mark Kidd, Willard R. "Bill" MacAloney, Jay McCormack and James R. Stump. Louis A. Amen, Chairman of the Board of Directors, is an ex-officio member of this Committee. This Committee, which met three times during the Company's last fiscal year, is responsible for reviewing salaries and other compensation arrangements of all officers and for making recommendations to the Board of Directors concerning such matters.

  The Company has a Nominating Committee which presently consists of director Morrie Notrica, Committee Chairman, and directors John Berberian, Mark Kidd, Jay McCormack, Gail Gerrard Rice and James R. Stump. Louis A. Amen, Chairman of the Board of Directors, and Alfred A. Plamann, President and CEO, are ex-officio members of this Committee. This Committee, which met two times during the Company's last fiscal year, is responsible for selecting nominees to be submitted by the Board of Directors to the shareholders for election to the Board of Directors.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As noted under the caption "Board Meetings and Committees", the Company's Executive Compensation Committee presently consists of directors Darioush Khaledi, Roger K. Hughes, Mark Kidd, Willard R. "Bill" MacAloney, Jay McCormack and James R. Stump, as well as ex-officio member and Chairman of the Board, Louis A. Amen.

  As Chairman of the Board, Mr. Amen is an officer under the Bylaws of the Company, although he is not an employee and does not receive any compensation or expense reimbursement beyond that to which other directors are entitled. Mr. McCormack was employed by the Company as a senior sales representative from November 1975 to May 1986, but has not been employed by the Company since that time. The Company's President and Chief Executive Officer, Alfred A. Plamann, is a member of the Board of Directors of K.V. Mart Co., of which Committee member and director Darioush Khaledi is Chairman and Chief Executive Officer.

  In the course of its business, the Company has made loans and loan guaranties, and has entered into lease guarantees and subleases, involving its patrons. As described below, the Company has entered into such transactions with certain patrons with which members of the Executive Compensation Committee are affiliated.

 Loans and Loan Guarantees:

                           AGGREGATE LOAN BALANCES AT AUGUST 30, 1997 MATURITY
        DIRECTOR                     (DOLLARS IN THOUSANDS)             DATE
        --------           ------------------------------------------ ---------
Darioush Khaledi..........                   $2,107                   1998-1999
Mark Kidd.................                      768                   1997-2003
Willard R. "Bill"
 MacAloney................                      648                        2002
Jay McCormack.............                      495                   1998-2001
James R. Stump............                      303                   1999-2001

  The Company has guaranteed 10% of the principal amount of two third party loans to K.V. Mart Co., of which director Darioush Khaledi is an affiliate. The loans mature in 2002. At December 1, 1997, the maximum principal amount of this guarantee was $607,000.

 Lease Guarantees and Subleases:

                                     NO. OF TOTAL CURRENT ANNUAL RENT MATURITY
        DIRECTOR                     STORES  (DOLLARS IN THOUSANDS)     DATE
        --------                     ------ ------------------------- ---------
Darioush Khaledi....................    3             $975            2004-2016
Willard R. "Bill" MacAloney.........    3              385            2002-2011
James R. Stump......................    3              143            1998-2002
Mark Kidd...........................    1              121                 2008

  In the course of its business, the Company has also entered into supply agreements with members of the Company. These agreements require the member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing, delivery, discounts and allowances. The Company has entered into supply agreements with members with which certain directors on the Company's Executive Compensation Committee are affiliated. Members affiliated with directors Khaledi, Kidd, MacAloney and McCormack have entered into supply agreements with the Company. These supply agreements vary in terms and length, and expire at various dates through 2002, but are subject to earlier termination in certain events. The supply agreement relating to Mr. McCormack expired in December 1997. Fiscal 1997 purchases totaled approximately $87,452,000, $8,436,000, $12,651,000 and $4,700,000,
respectively.

  Since transactions of the foregoing type are only entered into with patrons of the Company, it is not possible to assess whether transactions with patrons, including patrons with which directors are affiliated, are less favorable to the Company than similar transactions with unrelated third parties. However, management believes such transactions are on terms which are consistent with terms available to other patrons similarly situated.

REPORT OF EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The principal components of the Company's executive compensation program consist of an annual salary, an annual cash bonus the payment of which is dependent upon the Company performance during the preceding fiscal year, and certain pension, retirement and life insurance benefits.

SALARY

  The Committee reviews and discusses the salary recommendations made by the CEO for each officer, in closed session and without management personnel other than the CEO being present. This process is subjective and centers on the Committee's consideration of the CEO's evaluation of individual officers based on various subjective criteria. The criteria includes the CEO's perception of officer performance against individual officer responsibilities and goals, the relative value and importance of individual officer contribution toward organizational success, relative levels of officer responsibilities, changes in the scope of officer responsibilities, and officer accomplishments and contributions during the preceding fiscal year. The Committee sets the CEO's salary based on its assessment of the CEO's performance in light of the foregoing policies and considerations. The salaries as approved by the Committee are submitted to the Board of Directors, which made no changes in the salaries submitted for 1997.

  In providing for calendar year 1997 increases in officer salaries, including that of the CEO, the Committee took note of continuing process improvements and cost control efforts implemented by the officer team under the direction of the CEO. The Committee also recognized the continuing efforts made under the CEO's leadership toward restructuring of Company operations. These efforts resulted in the addition of significant new customer volume, pricing efficiencies which were passed on to the Company's membership, substantial savings in operating costs, improved cash flow management, and improved efficiency of internal operations. As a result, during fiscal year 1996, the Company recorded strong volume gains, produced major improvement in patronage dividends, and better positioned itself to compete for more new business in the future.

ANNUAL BONUSES

  In recognition of the relationship between Company performance and enhancement of shareholder value, Company officers may be awarded annual cash bonuses. For Company officers other than the CEO, bonuses for fiscal year 1997 are awarded pursuant to an annual executive incentive plan. The plan uses a performance matrix to determine an earned incentive, expressed as a percent of base salary. The performance measures are pre-patronage dividend income and revenue growth. The earned incentive determined by these performance measures, as may be adjusted at the discretion of the CEO, is awarded as a bonus. The CEO may raise or lower the bonus, up to a maximum of twenty-five percent of the earned incentive, based on individual contributions to the overall performance of the Company. For fiscal year 1997, the largest bonus awarded in the senior officer group was 25% of base salary, while the largest bonus awarded to all other officers was 20% of base salary.

  The CEO's bonus is determined by the Committee's score of Company performance and CEO performance against specified criteria and performance targets. The criteria and performance targets are established by the Board of Directors at the beginning of the fiscal year. Company performance is determined by the weighted average of certain objective criteria (pre-patronage dividend income, capital adequacy and asset utilization), and scored against specified performance targets. CEO performance is scored based on the weighted average of certain subjective criteria (CEO leadership with the Board, CEO leadership with senior management, CEO impact on industry and community and performance of senior management as a team). The scores for Company performance and CEO performance comprise sixty percent and forty percent, respectively, of the overall CEO score. The CEO is eligible for a maximum annual bonus of forty-eight percent of base salary.

  Bonuses awarded to the CEO and the named executives are disclosed in the Summary Compensation Table.

BENEFITS

  Consistent with the objective of attracting and retaining qualified executives, the compensation program includes the provision of pension benefits to Company employees, including officers, under the Company's defined benefit pension plan, which is described in connection with the Pension Plan Table. In addition, Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company's Employees' Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and the Company's Employee's Excess Benefit Plan which is a nonqualified plan. In the case of those officers who elect to defer income under these plans, the Company makes additional contributions for their benefit. The amount of these additional contributions made during fiscal year 1995 for the benefit of the CEO and other named executive officers is set forth in the footnotes to the Summary Compensation Table. The Company also provides additional retirement benefits to its officers pursuant to an Executive Salary Protection II, which is described in connection with the Pension Plan Table.

 Executive Compensation Committee Members

  Darioush Khaledi, Chairman

  Louis A. Amen

  Roger K. Hughes

  Mark Kidd

  Willard R. "Bill" MacAloney

  Jay McCormack

  James R. Stump

EXECUTIVE OFFICER COMPENSATION

  The following table sets forth information respecting the compensation paid during the Company's last three fiscal years to the President and Chief Executive Officer (CEO) and to certain other executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION
                                 ----------------------------
                                 FISCAL                          ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR  SALARY($)(1) BONUS($) COMPENSATION($)
---------------------------      ------ ------------ -------- ---------------
Alfred A. Plamann                 1997    383,750    168,000      31,919(2)
President & CEO                   1996    352,500    100,000      27,895
                                  1995    322,150     50,000      24,290

Daniel T. Bane(3)                 1997    235,000     60,000      16,137(4)
Senior Vice President & CFO       1996    215,000     55,000      14,446
                                  1995    200,000     20,000       1,231

Charles J. Pilliter               1997    195,000     49,500      15,733(5)
Senior Vice President             1996    183,000     46,500      14,459
                                  1995    172,000     15,000      13,174

Robert M. Ling, Jr.(7)            1997    184,000     37,400       5,466(6)
Vice President--General Counsel   1996     65,962     35,000      20,000
and Secretary

Corwin J, Karaffa(7)              1997    159,750     32,400      11,083(8)
Vice President--Distribution      1996    151,000     30,600       6,458
                                  1995     89,231      7,000

--------
(1) While the table presents salary information on a fiscal year basis, salary is determined by the Company on a calendar year basis. Thus, salary information with respect to any given fiscal year reflects salary attributable to portions of two calendar year salary periods of the Company.
(2) Consists of a $8,961 Company contribution to the Company's Employees' Sheltered Savings Plan, a $20,432 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $2,526 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(3) Mr. Bane resigned as an officer of the Company in January 1998.
(4) Consists of a $9,344 Company contribution to the Company's Employees' Sheltered Savings Plan, a $5,814 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $979 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(5) Consists of a $9,358 Company contribution to the Company's Employees' Sheltered Savings Plan, a $5,578 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $797 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(6) Consists of a $5,466 Company contribution to the Company's Employees' Sheltered Savings Plan.
(7) Messrs. Ling and Karaffa became officers of the Company in fiscal 1996 and 1995, respectively.
(8) Consists of a $10,200 Company contribution to the Company's Employees' Sheltered Savings Plan, a $493 Company contribution to the Company's Employee Excess Benefit and Supplemental Deferred Compensation Plan, and $390 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

  The Company has a defined benefit pension plan which covers its non-union and executive employees. Benefits under this plan are based on formulas using compensation and employee service periods and are subject to the appropriate IRS tables and limitations. The Company's Executive Salary Protection Plan II ("ESPP II"), provides additional post-termination retirement income based upon the participant's salary and years of service. The funding for this benefit is facilitated through the purchase of life insurance policies, the premiums for which are paid by the Company.

  ESPP II is targeted to provide eligible executives with a retirement benefit, including the defined benefit, of up to 65% of a participant's final salary, based on formulas which include years of service and salary. Executives become eligible for ESPP II after three years of service as an executive officer of the Company. Upon eligibility, executives vest at a rate of 5% per year (with all years of continuous service credited) up to a maximum of 13 years. The ESPP II benefit is limited to a maximum amount payable per year based on the year in which the executive retires. That amount for persons retiring in 1997 is $89,888. This limitation is subject to increase based on amounts approved by the Board of Directors. Payments under ESPP II are discounted for executives who retire prior to age sixty-five. At August 30, 1997, credited years of service for named officers are: Mr. Plamann, 8 years; Mr. Bane, 3 years; Mr. Pilliter, 21 years; Mr. Karaffa, 2 years; and Mr. Ling, 1 year.

  The following table illustrates the estimated annual benefits under the combined defined benefit plan and ESPP II plan. The amounts shown represent annual compensation for qualifying executives with selected years of service as if such executives had retired on August 30, 1997 at age sixty-five.

                              PENSION PLAN TABLE

                                             YEARS OF SERVICE
                           -----------------------------------------------------
REMUNERATION               5 YEARS  10 YEARS 15 YEARS 20 YEARS 25 YEARS 33 YEARS
------------               -------- -------- -------- -------- -------- --------
$100,000.................. $ 26,088 $ 52,176 $ 68,264 $ 69,352 $ 70,440 $ 72,181
 125,000..................   32,610   65,220   85,330   86,690   88,049   90,225
 150,000..................   39,132   78,264  102,395  104,027  105,659  108,270
 160,000..................   41,741   83,481  109,222  110,962  112,703  115,487
 175,000..................   44,766   89,531  116,797  117,812  118,828  120,452
 200,000..................   51,016  102,031  120,315  130,458  135,078  136,702
 225,000..................   57,266  110,173  120,315  130,458  140,600  152,952
 250,000..................   63,516  110,173  120,315  130,458  140,600  156,828
 300,000..................   76,016  110,173  120,315  130,458  140,600  156,828
 350,000..................   88,516  110,173  120,315  130,458  140,600  156,828
 400,000 and above........  100,030  110,173  120,315  130,458  140,600  156,828

EXECUTIVE EMPLOYMENT, TERMINATION AND SEVERANCE AGREEMENTS

  The Company is a party to an employment contract with Alfred A. Plamann, the Company's President and Chief Executive Officer. The contract has a three year term, presently expiring in February 2000. The contract is renewed annually at the end of each year for one additional year unless notice is given prior to year end by either party of intent to terminate. After the fifth year, such notice is to be given prior to the end of the second year of the then existing term and unless given, the contract is extended for one year. Under the contract, Mr. Plamann serves as the Company's President and Chief Executive Officer and receives a base salary, currently $390,000, subject to annual review and upward adjustment at the discretion of the Board of Directors.
Mr. Plamann is also eligible for annual bonuses, up to a maximum of 48% of base salary, based on performance criteria established by the Board of Directors at the beginning of each fiscal year. Additionally, Mr. Plamann will receive employee benefits such as life insurance and Company pension and retirement contributions.

  The contract is terminable at any time by the Company, with or without cause, and will also terminate upon Mr. Plamann's resignation, death or disability. Except where termination is for cause or is due to Mr. Plamann's resignation, death or disability, the contract provides that Mr. Plamann will be entitled to receive his highest base salary during the previous three years, plus an annual bonus equal to the average of the most recent three annual bonus payments, throughout the balance of the term of the agreement. Mr. Plamann would also continue to receive employee benefits such as life insurance and Company pension and retirement contributions throughout the balance of the term of the agreement.

  The Company has executed a Severance Agreement with Senior Vice President Charles J. Pilliter. The agreement extends for three years until April 2, 2000 and contains provisions for annual extensions subject to certain parameters. Among other provisions, the agreement provides for the payment of one year's salary plus bonus upon termination, as defined in the agreement.

  The Company executed a similar Severance Agreement with former Senior Vice President Daniel T. Bane. Upon Mr. Bane's resignation in January 1998, this Agreement terminated and no amounts were paid to Mr. Bane under the Agreement.

DIRECTOR COMPENSATION

  Each director receives a fee of $500 for each regular board meeting attended, $200 for each committee meeting attended and $200 for attendance at each board meeting of a subsidiary of the Company on which the director serves. In addition, directors are reimbursed for Company related expenses.

CUMULATIVE TOTAL SHAREHOLDER RETURN

  The following graph sets forth the five year cumulative total shareholder return on the Company's common stock as compared to the cumulative total return for the same period of the S&P 500 Index and Peer Issuers consisting of Spartan Stores, Inc. and Roundy's, Inc. Like the Company, Spartan Stores and Roundy's are retailer-owned wholesale grocery distributors. While Spartan Stores pays a dividend on its stock, the Company and Roundy's do not. The shares of the Company and the Peer Issuers are not traded on any exchange and there is no established public market for such shares. The price of the Company's shares during each of its fiscal years is the book value of such shares as of the end of the prior fiscal year.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG THE COMPANY, S&P 500 INDEX AND PEER ISSUERS**

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period
                                                           Peer
(Fiscal Year Covered)          COMPANY      S&P 500       Issuers
-------------------          ----------     ---------    ----------
Measurement Pt- 8/28/92      $100           $100         $100
FYE   1993                   $100.7         $112.0       $106.3
FYE   1994                   $100.4         $114.8       $113.6
FYE   1995                   $102.1         $135.7       $123.3
FYE   1996                   $103.4         $157.5       $115.5
FYE   1997                   $107.9         $217.2       $120.9

*  Total return assumes reinvestment of dividends
** Fiscal years ended August 28, 1993, September 3, 1994,
   September 2, 1995, August 31, 1996 and August 30, 1997

                TRANSACTIONS WITH MANAGEMENT AND OTHER PERSONS

  All directors of the Company and all nominees who are not directors (or the firms with which such directors and nominees are affiliated) purchase groceries, related products and store equipment from the Company or its subsidiaries in the ordinary course of business at prices and on terms available to patrons generally. Except for Ralphs Grocery Company, which with its affiliated companies accounted for approximately 5.5% of consolidated sales, during the fiscal year ended August 30, 1997, no director of the Company or nominee who is not a director (nor the firms with which such directors and nominees are affiliated) accounted for in excess of 5% of the Company's consolidated sales.

  As described below, the Company has made loans and loan guarantees and has entered into lease guarantees and subleases with patrons with which certain directors and nominees of the Company are affiliated.

 Loans and Loan Guarantees:

                                                                      MATURITY
     DIRECTOR              AGGREGATE LOAN BALANCES AT AUGUST 30, 1997   DATE
     --------              ------------------------------------------ ---------
                                     (DOLLARS IN THOUSANDS)
Mimi R. Song..............                   $3,750                        2002
John Berberian............                      429                   1999-2000
Michael A. Provenzano.....                      282                   1997-2000

 Lease Guarantees and Subleases:

                                    NO. OF                           EXPIRATION
     DIRECTOR                       STORES TOTAL CURRENT ANNUAL RENT  DATE(S)
     --------                       ------ ------------------------- ----------
                                            (DOLLARS IN THOUSANDS)
Michael A. Provenzano..............    2             $351            2016-2017
Harley DeLano......................    2              327                 2009
John Berberian.....................    1              120                 2004

  The Company proposes to guarantee a lease of market premises to be constructed and leased by Bristol Farms Markets, with which nominee Edmund Kevin Davis is affiliated. The guarantee will have a term of ten years, with the Company's exposure being capped at approximately $1.9 million initially and declining to approximately $880,000 during the guarantee term. The Company's exposure could be further reduced or eliminated based upon the store's achievement of certain annual sales levels.

  The Company leases its produce warehouse to Joe Notrica, Inc., with which director Morrie Notrica is affiliated. The lease is for an initial term of five years expiring in November 1998 and contains an option to extend for an additional five year period. Monthly rent during the initial term is $24,000. Rent during the option period will be the lesser of fair rental value or the current rent adjusted to reflect the change in the Consumer Price Index.

  The Company has entered into supply agreements with members with which certain directors and nominees are affiliated. These agreements require the member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing, delivery, discounts and allowances. Members affiliated with directors DeLano and Provenzano and nominee Song have entered into supply agreements with the Company. These supply agreements vary in terms and length, and expire at various dates through 2004, but are subject to earlier termination in certain events. Fiscal 1997 purchases totaled approximately $47,007,000, $7,019,000, and $89,418,000, respectively.

  In August 1997, the Company entered into an agreement with Ralphs Grocery Company ("Ralphs") providing for the dissolution of Golden Alliance Distribution, a joint venture partnership previously formed for the purpose of providing for the shared use of the Company's general merchandise warehouse located in Fresno, California. The dissolution agreement provides that certain amounts owed by Ralphs to the Company at August 30, 1997 will be offset by future redemption of excess Class B Shares held by Ralphs and its affiliates. If redemptions of Class B Shares are insufficient to satisfy the remaining obligation at December 31, 2000, Ralphs will satisfy the shortfall with a cash payment.

  Since transactions of the foregoing type are only entered into with patrons of the Company, it is not possible to assess whether transactions with patrons, including patrons with which directors or nominees are affiliated, are less favorable to the Company than similar transactions with unrelated third parties. However, management believes such transactions are on terms which are consistent with terms available to other patrons similarly situated.

  On February 1, 1995, GCC made a loan of $69,000 to Corwin J. Karaffa, the Company's Vice President-Distribution. The loan was for the purpose of assisting Mr. Karraffa in acquiring a home in connection with his becoming employed by the Company. The loan bore interest at 8% per annum and was secured by a second deed of trust on the home. The loan had a term of eight years, with interest only payable during the first five years. This loan was repaid in December 1997.

  Certain other transactions involving other directors of the Company are described beginning at page 6 under the caption "Compensation Committee Interlocks and Insider Participation."

             SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

  Under the present rules of the Securities and Exchange Commission (the "Commission"), and in view of the presently anticipated date of the Company's Proxy Statement for this year's Annual Meeting of Shareholders, the deadline for shareholders to submit proposals to be considered for inclusion in the Company's Proxy Statement for next year's Annual Meeting of Shareholders is expected to be October 21, 1998. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Commission. Such proposals should be submitted to the Corporate Secretary of the Company at the address of the Company's principal executive office shown on the first page of this Statement.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Robert M. Ling, Jr., Corporate
                                           Secretary

Dated: February 17, 1998

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED AUGUST 30, 1997, EXCLUDING EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE CORPORATE SECRETARY OF THE COMPANY AT THE ADDRESS OF THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE SHOWN ON THE FIRST PAGE OF THIS STATEMENT.

                                     PROXY

                    SOLICITED BY THE BOARD OF DIRECTORS OF
                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

             FOR ANNUAL MEETING OF SHAREHOLDERS ON APRIL 14, 1998

  The undersigned, revoking any previous proxies respecting the subject matter hereof, hereby appoints LOUIS A. AMEN, ALFRED A. PLAMANN and ROBERT M. LING, JR. attorneys and proxies (each with power to act alone and with power of substitution) to vote all of the Class A Shares which the undersigned is entitled to vote and all of the Class B Shares which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Certified Grocers of California, Ltd. (the "Company"), to be held on April 14, 1998, notice of which meeting and the proxy statement accompanying the same have been received by the undersigned, or at any adjournment thereof, as follows:

  1. ELECTION OF DIRECTORS.

   ELECTION OF TWELVE DIRECTORS BY CLASS A SHARES.
   Nominees: Louis A. Amen, John Berberian, Edmund Kevin Davis, John T. Fujieki, Mark Kidd, Willard R. "Bill" MacAloney, Jay McCormack, Morrie Notrica, Michael A. Provenzano, Gail Gerrard Rice, James R. Stump and Kenneth Young

   [_] FOR all nominees listed above, EXCEPT ANY WHOSE NAMES ARE CROSSED OUT
       IN THE ABOVE LIST (the Board of Directors favors an instruction to vote for all nominees).

   [_] WITHHOLD AUTHORITY to vote for all nominees listed above.

   ELECTION OF THREE DIRECTORS BY CLASS B SHARES.

   Nominees: Harley J. DeLano, Darioush Khaledi and Mimi R. Song

   [_] FOR all nominees listed above, EXCEPT ANY WHOSE NAMES ARE CROSSED OUT
       IN THE ABOVE LIST (the Board of Directors favors an instruction to vote for all nominees).

   [_] WITHHOLD AUTHORITY to vote for all nominees listed above.

  2. In their discretion, on such other matters as may properly come before the meeting or any adjournment thereof.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED IT WILL BE VOTED "FOR" ITEM 1, AND ACCORDING TO THE DISCRETION OF THE PROXIES ON ANY OTHER PROPERLY PRESENTED MATTERS.

DATED: _____________, 1998

___________________________________________ _____________________________________________
Signature                                   Title
___________________________________________ _____________________________________________
Signature                                   Title
___________________________________________ _____________________________________________
Signature                                   Title

    PLEASE READ: Execution should be exactly in the name in which the shares are held; if by a fiduciary, the fiduciary's full title should be shown; if by a corporation, execution should be in the corporate name by its chairman of the board, president or a vice president, or by other officers authorized by resolution of its board of directors or its bylaws; if by a partnership, execution should be in the partnership name by an authorized person.

                  PLEASE COMPLETE, DATE, SIGN AND RETURN THIS
                  PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

February 17, 1998


      RE: ANNUAL SHAREHOLDERS' MEETING



Dear Certified Shareholder:


      The Annual Meeting of Shareholders of Certified Grocers of California, Ltd. will be held on Tuesday, April 14, 1998, at the Wyndham Garden Hotel, located at 5757 Telegraph Road, City of Commerce, California. Only shareholders, or persons legally designated to represent them, may attend the meeting.

      A continental breakfast will be made available from 8:15 a.m. to 9:00 a.m. during this time, you are encouraged to check in at the registration table which will be located just outside the door of the meeting room. The meeting will be called to order at 9:00 a.m. and will be structured as a business meeting.

      Included in the business of this meeting will be the election of the directors for the ensuing year and a report of the 1997 fiscal year.

      Enclosed is an official Notice of Annual Meeting, proxy statement, proxy form and prepaid postage envelop. Also enclosed is a confirmation of attendance form to be completed with the names and number of individuals from your organization that plan to attend the meeting.

      A list of the nominees, as submitted by the Nominating Committee based on the results of the Advisory Ballot, to represent Class A shareholders for the Board of Directors, and a list of nominees to represent Class B shareholders is contained in the enclosed proxy statement along with certain other information. The same listing also appears on the enclosed proxy form.

     As a shareholder, it is in your best interest to express your views by dating, signing and returning the proxy form in the enclosed envelope. Please note the instructions for proper execution at the bottom of the proxy form.

     Please return the proxy form immediately.  The proxy and the attendance
     ----------------------------------------
from may be returned in the same envelope. Your prompt attention and action on this is greatly appreciated.

CERTIFIED SHAREHOLDERS
February 17, 1998
Page Two

      I encourage your attendance and look forward to seeing you at the Annual Meeting on April 14, 1998.

                                       Sincerely,

                                       CERTIFIED GROCERS OF CALIFORNIA, LTD.




                                       Robert M. Ling, Jr.
                                       Sr. Vice President, General Counsel and
                                       Secretary


RML:mkd

enclosures

NOTE:        PLEASE RETURN THE PROXY FORM IMMEDIATELY.
             ----------------------------------------